EXHIBIT 99.1

Time Warner Inc. Completes Spin-Off of Time Inc.

NEW YORK, June 9, 2014 - Time Warner Inc. (NYSE:TWX) today announced that it has completed the previously announced spin-off of Time Inc. (NYSE:TIME) from Time Warner.  Immediately after 11:59 p.m. EDT on June 6, 2014, Time Warner distributed all outstanding shares of Time Inc. common stock to Time Warner shareholders at a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held on the May 23, 2014 record date.

Starting today, June 9, 2014, Time Warner stock will no longer include the value of Time Inc.

Commenting on the spin-off, Time Warner Chairman and Chief Executive Officer Jeff Bewkes said: “The spin-off of Time Inc. completes the process we began several years ago to position Time Warner as the world’s leading video content company.  Our strategy reflects our commitment to delivering strong returns to our shareholders as we light up the world with the best storytelling.  The spin-off gives Time Warner even more focus as we continue to deliver on this strategy.”

Additional Information
Please see http://www.timewarner.com/investors for additional information, including Frequently Asked Questions, regarding the spin-off of Time Inc.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

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Contact:
Corporate Communications
Keith Cocozza
(212) 484-7482
Keith.Cocozza@timewarner.com

Summer Wilkie
(212) 484-7543
Summer.Wilkie@timewarner.com

Investor Relations
Michael Kopelman
(212) 484-8920
Michael.Kopelman@timewarner.com

Michael Senno
(212) 484-8950
Michael.Senno@timewarner.com